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                                                                   EXHIBIT 12(A)

                      SIX FLAGS ENTERTAINMENT CORPORATION
 COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                                   DIVIDENDS
       FOR EACH OF THE YEARS IN THE 5-YEAR PERIOD ENDED DECEMBER 28, 1997
               AND FOR THE PRO FORMA YEAR ENDED DECEMBER 28, 1997


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                                                                                                YEAR ENDED
                                    YEAR ENDED   YEAR ENDED    YEAR ENDED    YEAR ENDED     DECEMBER 28, 1997
                                   DECEMBER 26,  JANUARY 1,   DECEMBER 31,  DECEMBER 29,  ----------------------
                                       1993         1995          1995          1996        ACTUAL     PROFORMA
                                   ------------  -----------  ------------  ------------  ----------  ----------
                                                                    (IN THOUSANDS)                   (UNAUDITED)
Earnings:
  Income (loss) before
    extraordinary items..........   $   (2,756)   $    (695)   $   (3,287)   $  (15,249)  $   (3,708) $  (24,356)
  Income tax expense (benefit)...       (2,310)       6,503         6,743         5,137           --      17,453
  Interest expense, net..........       54,963       48,753        63,282        76,530       84,430      83,671
  Estimated interest component on
    rental expense...............        3,047        2,774         3,992         2,824        3,236       2,802
                                   ------------  -----------  ------------  ------------  ----------  ----------
Earnings.........................   $   52,944    $  57,335    $   70,730    $   69,242   $   83,958  $   79,570
                                   ------------  -----------  ------------  ------------  ----------  ----------
                                   ------------  -----------  ------------  ------------  ----------  ----------
Fixed charges:
  Interest expense, net..........   $   54,963    $  48,753    $   63,282    $   76,530   $   84,430  $   83,671
  Preferred stock dividends......           --           --        13,166        26,406       29,927          --
  Estimated interest component on
    rental expense...............        3,047        2,774         3,992         2,824        3,236       2,802
                                   ------------  -----------  ------------  ------------  ----------  ----------
Fixed charges and preferred stock
 dividends.......................   $   58,010    $  51,527    $   80,440    $  105,760   $  117,593  $   86,473
                                   ------------  -----------  ------------  ------------  ----------  ----------
                                   ------------  -----------  ------------  ------------  ----------  ----------
Ratio of earnings to fixed
 charges and preferred stock
 dividends.......................          N/A         1.11           N/A           N/A          N/A         N/A
                                   ------------  -----------  ------------  ------------  ----------  ----------
                                   ------------  -----------  ------------  ------------  ----------  ----------
Amounts by which fixed charges
 and preferred stock dividends
 exceed earnings.................   $    5,066          N/A    $    9,710    $   36,518   $   33,635  $    6,903
                                   ------------  -----------  ------------  ------------  ----------  ----------
                                   ------------  -----------  ------------  ------------  ----------  ----------
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